STOCK PURCHASE AGREEMENT



         THIS AGREEMENT, dated as of June 11, 2001, is between USE Canada Acquisition Corp., a Canadian federal corporation, as buyer ("Buyer"), and TRIGEN -CANADA COMPANY LLC, a Delaware single member LLC , as seller ("Seller").

         In consideration of the mutual agreements and covenants hereinafter set forth, Seller and Buyer hereby agree as follows:

         1. Definitions. As used in this Agreement, the following terms shall have the following meanings (to be equally applicable to both the singular and plural unless the context otherwise requires):

         "Affiliates" means any person or entity (i) that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another person or entity or (ii) 5% or more of whose voting stock (or in the case of a person or entity which is not a corporation, 5% or more of any equity interest) is owned directly or indirectly by such other person or entity

         "Amalgamation" means the amalgamation of Trigen Energy Canada Inc. with 3051739 Nova Scotia Company, a newly formed Nova Scotia unlimited liability company, to form TEC, a Nova Scotia unlimited liability company, which occurred as of June 7, 2001.

         "Business" means the business of operating district energy systems and cogeneration and renewable energy facilities.

         "Closing Balance Sheet" means the balance sheet of TEC dated as of the Closing Date immediately before the Closing of the transactions contemplated herein and prepared in accordance with GAAP on an accrual basis.

         "Collective Bargaining Agreement" means the Collective Agreement between Trigen-London District Energy Corporation and the Canadian Union of Operating Engineers and General Workers effective August 1, 2000.

         "Damages" means all liabilities, assessments, levies, losses, fines, penalties, damages, costs and expenses arising out of judgments, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations. Without limiting the generality of the foregoing, Damages include, without limitation: reasonable attorneys', arbitrators', accountants', investigators', environmental consultants' and experts' fees and expenses, sustained or incurred in connection with the enforcement by an Indemnitee of its rights and remedies under this Agreement or any agreement, instrument or document executed or to be delivered in connection with this Agreement (the "Transaction Documents").

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         "Disclosure Schedule" means the Schedule of Disclosures attached to this Agreement as Exhibit A.

         "Dollars" ("$") means Canadian dollars unless otherwise specified.

          "Encumbrance" means any lien, mortgage, claim, option, easement, charge, pledge, security interest, use restriction or other encumbrance by a third party, whether voluntary or involuntary, choate or inchoate.

         "GAAP" means Canadian generally accepted accounting principles;

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental entity;

         "Indemnitee" means either Buyer Indemnitee or Seller Indemnitee as defined in Article 7 hereof.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated).

         "Material Adverse Effect" means any change or effect that is, or is reasonably likely to be, materially adverse to a party's business, assets, liabilities, results of operations or condition, financial or otherwise, taken as a whole.

         "Persons" means an individual, corporation, partnership, limited liability company, association, trust, syndication, unincorporated organization, unlimited liability company, or other entity or group (as defined in Section 13(d) of the Exchange Act of 1934).

         "Project Land" means any land on or under which the TEC Projects (including any transmission or distribution pipes or any other component of the TEC Projects) are located.

         "Tax" means all taxes, including all income, sales, goods and services, capital, capital gains, transfer, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, custom duties, fees, assessments, re-assessments, levies or similar charges in the nature of a tax including Canada Pension Plan and provincial plan contributions, employment insurance payments and workers compensation premiums, together with any installments with respect thereto, and any interest, fines and penalties, imposed by any governmental authority (including federal, provincial, municipal and foreign governmental authorities).

         "TEC" means Trigen Energy Canada Company, a Nova Scotia unlimited

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

liability company, except that for purposes of Section 2.3, Article 3, Sections 6.1(v) and (vii), Article 7 and Section 8.1, where the context permits, "TEC" shall include Trigen Energy Canada Company, a Nova Scotia unlimited liability company, and its predecessors in interest, Trigen Energy Canada Inc., an Ontario corporation, 3051739 Nova Scotia Company, a Nova Scotia unlimited liability company and Trigen-London District Energy Corporation, an Ontario corporation.

         "TEC Projects" means those projects described in Item 3.19 of the Disclosure Schedule.

2.       Purchase and Sale of Seller Shares.

         2.1 The Transaction. Seller shall sell, and Buyer shall purchase, on the terms and conditions provided herein, 250,100 shares of common stock of Trigen Energy Canada Company, a Nova Scotia unlimited liability company ("TEC") (such share herein called the "Seller Shares") free and clear of all Encumbrances in exchange for Twenty-Seven Million Dollars ($27,000,000) (the "Purchase Price"), as adjusted pursuant to the provisions of Section 2.3 below.

         2.2 Closing. The closing hereunder (the "Closing") is taking place at 5:00 p.m. Eastern Daylight Savings Time (the "Closing Time"), June 11, 2001 (the "Closing Date") at One Water Street, White Plains, NY 10601. On and as of the Closing Time and Closing, Seller shall sell, and Buyer shall purchase, the Seller Shares free and clear of all Encumbrances. At the Closing, the following shall be deemed to occur simultaneously: Seller shall deliver, or cause to be delivered, to Buyer the certificate evidencing the Seller Shares duly endorsed in blank or with stock powers in blank attached and duly executed, and Buyer shall cause to be wire transferred to a bank account designated by Seller the nonrefundable down payment of the U.S. dollar equivalent of Three Million Canadian Dollars (C.$3,000,000), deliver a promissory note in the amount of Twenty-Four Million Canadian Dollars (C.$24,000,000) (the "Promissory Note") and the certificate evidencing the Seller Shares to hold as collateral until the Promissory Note is paid in full. Buyer hereby grants Seller a security interest in the Seller Shares and the shares or other equity interest in any entity which shall result from the merger, consolidation or amalgamation of TEC until the Promissory Note is paid in full. Buyer shall, and shall cause TEC to, execute and deliver all documentation as reasonably requested by Seller in order to perfect Seller's security interest. At Closing, Buyer shall deliver to Seller the Seller Shares, as collateral. In the event that the Promissory Note is not paid in full by the date six (6) months following the Closing Date and provided that Seller has provided Buyer with fifteen (15) business days' notice, in addition to any other remedies available to Seller, Seller shall forever retain the down payment and the title to the Seller Shares and the shares or any other equity interest in any entity which shall result from the merger, consolidation or amalgamation of TEC shall be reconveyed to Seller. It is understood and agreed that Seller shall not be entitled to pursue US Energy Systems Inc. for the amount due from Buyer pursuant to the Promissory Note in the event Buyer


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

defaults on payment of the Promissory Note. In the event there are any intercompany loans between TEC, or a merged, consolidated or amalgamated entity which is a successor to TEC, and an Affiliate of Buyer, such intercompany loan shall be deemed to have been converted to equity of TEC or its successor prior to title to the Seller Shares or other shares or equity interest being reconveyed to Seller, except that if (i) such intercompany loan was made to fund actions taken by TEC to comply with orders pursuant to laws or regulations by a court or other governmental authority such loan shall be repaid in full by Seller at the time the Seller Shares or other shares or equity interest is reconveyed to Seller and (ii) the parties agree in writing that any other intercompany loans should be repaid. Payment of the Purchase Price, including payment of the Promissory Note, shall be made by Buyer to Seller regardless of any breach of this Agreement by Seller, including representations and warranties and indemnification obligations. In the event of such breach, Buyer shall avail itself of the remedies set forth in this Agreement. Upon payment in full of the Promissory Note, Seller shall redeliver the Seller Shares to Buyer.

2.3      Adjustment of Purchase Price for Change in Working Capital.

         (a) The Purchase Price shall be increased dollar for dollar to the extent that the sum of the current assets of TEC minus the current liabilities of TEC on the Closing Date as determined by the Closing Balance Sheet is greater than Six Hundred Thirty Four Thousand Six Hundred Forty-Nine Dollars ($634,649) and shall be decreased dollar for dollar to the extent that the Closing Date sum is less than such $634,649. For this purpose, current assets and current liabilities shall exclude all intercompany items, all long-term indebtedness including the current portion thereof and accrued federal and provincial income taxes. It is understood and agreed that payables and receivables included in current assets and current liabilities shall be included on an accrual basis including revenue and costs (including capital improvement costs and costs associated with the "London Investment" as defined below) which have been earned or incurred but for which invoices has not been sent or received.

         (b) No later than thirty (30) days after Closing, Seller shall provide Buyer with the Closing Balance Sheet. Unless Buyer delivers written notice to Seller on or prior to the thirtieth (30th) day following receipt of the Closing Balance Sheet, Buyer shall be deemed to have accepted the Closing Balance Sheet as presented by Seller. If notice is given by Buyer within such thirty day period, the Seller and Buyer shall attempt to resolve the dispute within fifteen
(15) days after such notice. In the event they are unable to do so, a certified public accounting firm, mutually acceptable to Buyer and Seller, (the "Independent Auditors") shall be employed as arbitrator hereunder to settle such dispute as soon as practicable. The Independent Auditors shall have access to all documents and facilities necessary to perform as arbitrator. The determination of the Independent Auditors shall be final and binding on both parties hereto. The fees and expenses of the Independent Auditors shall be split evenly between the parties. Both parties agree to execute, if requested, a reasonable engagement letter for the Independent Auditors.

         (c) The Purchase Price shall be increased dollar for dollar by the London Investment (as defined below). The "London Investment" shall mean the out of pocket costs actually paid to non-Affiliate third parties by TEC in

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connection with the construction of the interconnect service lines for the
London Health Science Center and the London Hospital Linen Service, Inc. ("the Interconnect"); provided that the London Investment shall not in any event exceed One Million Thirty-Seven Thousand Dollars ($1,037,000) multiplied by the percentage of the Interconnect completed as of the Closing Date as determined on a line item basis using the budget annexed hereto as Schedule 2.3.

         (d) No later than thirty (30) days after Closing, Seller shall provide Buyer with the London Investment calculation and all supporting documentation. Unless Buyer delivers written notice to Seller on or prior to the thirtieth
(30th) day following receipt of the London Investment calculation, Buyer shall be deemed to have accepted the London Investment calculation as presented by Seller. If notice is given by Buyer within such thirty day period, the Seller and Buyer shall attempt to resolve the dispute within fifteen (15) days after such notice. In the event they are unable to do so, a qualified engineering firm, mutually acceptable to Buyer and Seller, (the "Independent Engineers") shall be employed as arbitrator hereunder to settle such dispute as soon as practicable. The Independent Engineers shall have access to all documents and facilities necessary to perform as arbitrator. The determination of the Independent Engineers shall be final and binding on both parties hereto. The fees and expenses of the Independent Engineers shall be split evenly between the parties. Both parties agree to execute, if requested, a reasonable engagement letter for the Independent Engineers.

         (e) Once the Closing Balance Sheet and the London Investment calculations are finally agreed, the promissory note referred to in Section 2.2. above shall be amended accordingly, but shall continue to be dated the Closing Date and the interest thereunder on the amended amount shall accrue commencing the Closing Date.

         2.4    Buyer's Covenants Until Promissory Note Paid.

         Buyer hereby covenants that, until the promissory note referred to in
Section 2.2 above is paid in full, Buyer shall, and shall have TEC:

         (a) Operate and maintain the TEC Projects and TEC's assets in accordance with accepted industry standards and in accordance with all material applicable laws and regulations;
         (b) Maintain good and marketable title to the Seller Shares and the TEC assets as received from Seller, subject to the pledge hereunder;
         (c) Maintain adequate insurance substantially in type and in amount of that which covered TEC prior to the Closing, in no event, however, less than U.S. $10 million for general liability and property and boiler and machinery insurance and name Seller and Seller's sole member as additional insureds on the general liability policy, provided, however, that Buyer shall not be obligated to obtain asbestos coverage;
         (d) Pay or discharge all Taxes imposed on TEC relating to the period of time TEC is owned by Buyer or its successor;
         (e) Fulfill the material terms of all contracts to which TEC is a party, which terms are to be fulfilled during the period TEC is owned by Buyer or its successor;

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
         (f) Have TEC process its accounts receivable and accounts payable in the ordinary course of business;
         (g) Not have TEC incur any new third party loan indebtedness or any intercompany loan indebtedness in excess of $1,000,000 in the aggregate without the prior written consent of Seller, excepting any contract respecting financing to pay the promissory note;
         (h) Not have TEC enter into any contracts outside of the ordinary course of business of more than one (1) year's duration or in excess of Fifty Thousand Dollars ($50,000) on an individual basis without the prior written consent of Seller, excepting any contract respecting financing to pay the promissory note;
         (i) Not dispose of any assets of TEC, outside the ordinary course of business and in excess of Fifty Thousand Dollars ($50,000) on an individual basis without the prior written consent of Seller;
         (j) Not have TEC liquidate, dissolve, consolidate or amalgamate with or merge into or with any other Person or acquire all or substantially all of the assets of any other Person except with Buyer or an Affiliate of Buyer;
         (k) Not sell or issue any stock, warrants, options or other securities convertible into the stock or other equity interest of TEC;
         (l) Not have TEC make any payments to any employee, officer or director of TEC or any of such Person's affiliates other than made in the ordinary course of business;
         (m) Not have TEC pay any dividends until the promissory note is fully paid except out of operating profits arising in the ordinary course of business;
         (n) Not terminate Derek MacCartney or David Godkin or their vice presidents of operations without cause without prior consultation with Seller;
         (o) Deliver monthly reports regarding TEC's business to Seller, which Seller shall keep confidential, and allow Seller reasonable access to TEC's operations upon reasonable notice and during normal business hours; and
         (p) Maintain OSAS system of reporting with the reasonable assistance of Seller.

         All consents shall not be unreasonably withheld.

         3.  Representations and Warranties by Seller.

         The Seller hereby represents and warrants to Buyer that:

         3.1. Authority; No Consents. Seller has full power and authority to execute this Agreement and to consummate the transactions contemplated hereby and the transactions described in Section 3.22 below. The execution and delivery of this Agreement by Seller, the performance and compliance with all the terms and conditions hereof to be performed and complied with by Seller, and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This

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

Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller enforceable in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application affecting enforcement of creditors' rights generally, and (b) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority (foreign or domestic) or any private party on the part of Seller or TEC is necessary for the execution and delivery of this Agreement by Seller and the delivery of the Seller Shares to be sold hereunder or for the performance by Seller of any of the terms or conditions hereof, except for the filing of a notification under the Investment Canada Act and filing with the Registrar of Joint Stock Companies (Nova Scotia) and except for the approval of the governmental authorities on Prince Edward Island to the transfer of the Seller Shares pursuant to the Land Protection Act of Prince Edward Island.

         3.2. Incorporation and Qualification; No Subsidiaries. TEC is a Nova Scotia unlimited liability company duly formed, validly existing and in good standing under the laws of the Province of Nova Scotia and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as now conducted. TEC is qualified to do business as a foreign company, and is in good standing, in each jurisdiction in which the conduct of its business requires qualification (as listed in Section 3.2 of the Disclosure Schedule), and in each other jurisdiction in which the failure to be so qualified or in good standing would have a Material Adverse Effect on TEC. TEC has no subsidiaries.

         3.3. Ownership of Seller Shares. The Seller Shares are owned beneficially and of record by Seller, free and clear of any Encumbrances, and are not the subject of any agreement relating to the acquisition, disposition or voting of the Seller Shares.

         3.4. Capital Stock of TEC. The authorized capital stock of TEC consists of one hundred million (100,000,000) shares of common stock, of which only the Seller Shares are issued and outstanding and which are duly authorized, validly issued, fully paid and non-assessable and has not been issued in violation of any pre-emptive rights. There are not now any outstanding options, calls, warrants, subscription rights or rights of conversion or other rights, agreements, arrangements or commitments of any character relating to the capital stock or other equity interest of TEC or obligating TEC to issue or sell any additional shares of TEC, or securities convertible into or exchangeable for such shares, or obligating TEC to issue or grant any such option, call, warrant, subscription right, right of conversion or other right, agreement, arrangement or commitment relating to any equity interest in TEC. Except for the Seller Shares, Seller does not own any other equity interest in TEC.

         3.5. No Conflict. Execution, delivery and performance of this Agreement by Seller do not (a) conflict with or violate the certificate or articles of formation of Seller, or (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award to which Seller or TEC is subject, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any other lien on

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

any of the assets or properties of TEC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which TEC or Seller is a party or by which any of the assets or properties of TEC is bound, except as set forth in Section 3.5 of the Disclosure Schedule.

         3.6. Financial Statements. Seller has delivered to Buyer true and correct copies of the financial statements, including balance sheets of TEC and the related statements of income for the fiscal years and fiscal quarters respectively, together with the notes thereto, listed on Section 3.6 of the Disclosure Schedule (the "Financial Statements") accompanied by the audit report of independent chartered accountants or certified public accountants listed on such Schedule. All financial statements including the Financial Statements, reports, records and other information (including any related schedules and notes therein) furnished to Buyer by Seller have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and present fairly in all material respects the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject, in the case of unaudited quarterly financial statements provided for the Company's 2000 and 2001 fiscal year, to year-end adjustments (in the case of the 2001 quarterly financial statements) and the absence of footnotes which were not and are not expected individually or in the aggregate to have a Material Adverse Effect.

         3.7. Litigation. (a) Except as disclosed in Section 3.7 of the Disclosure Schedule, (i) there are no claims, actions, proceedings or investigations pending or, to the best knowledge of Seller, threatened against TEC or Seller, before any court, arbitrator or administrative, governmental or regulatory authority or body relating to TEC and (ii) neither TEC nor any of its assets or properties is subject to any order, writ, judgment, injunction, decree, determination or award.

                  (b) There are no claims, actions, proceedings or investigations pending or, to the best knowledge of Seller, threatened, which seek to delay or prevent the consummation of the transactions contemplated hereby or which would be reasonably likely to adversely affect or restrict Seller's ability to consummate such transactions.

         3.8. Material Contracts; No Defaults. (a) Section 3.8 of the Disclosure Schedule lists all of the following oral or written obligations, commitments, agreements, contracts and leases of TEC (the "Material Contracts"): (i) all existing contracts for sales reasonably expected to involve payments by or to TEC of more than $50,000 during any prospective 12 month period; (ii) all indentures, mortgages, security agreements, notes, loan or credit agreements, assignments of rents and leases or other contracts or obligations relating to the borrowing of money by or from TEC (whether long-term or short-term) granting or creating Encumbrances on any property or shares of stock of TEC or to the direct or indirect guaranty or assumption by TEC of such obligations of others;
(iii) all contracts or agreements that limit the ability of TEC to compete in any line of business or with any person or entity in any geographic area or during any period of time; (iv) all management, consultant, employment, collective bargaining, severance pay or other employment related agreements; (v) all agreements with Seller or any Affiliate of Seller; (vi) all other contracts

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
that are material to the Business as a whole; (vii) all outstanding written offers or bids made by TEC that, if accepted, would result in a contract required to be disclosed herein; (viii) any contract involving a dollar amount in excess of $50,000 for the furnishing or purchase of machinery, equipment, goods, fuel or services; (ix) any agreement, license or lease relating to real estate, gas rights or mineral rights involving a dollar amount in excess of $50,000; (x) any joint venture, partnership or limited liability company contract or arrangement or other agreement involving a sharing of profits or expenses; (xi) any agreement providing for disposition of any line of business, assets or securities of TEC or any agreement with respect to the acquisition of any line of business, assets or shares of any other business, and any agreement of merger or consolidation or letter of intent with respect to the foregoing;
(xii) all contracts and agreements that contain (A) clauses prohibiting, or requiring the giving of notice to, or the consent of, any other person in the event of, a change in control over TEC or (B) clauses that deem any such occurrence to be a default (or an event that with the passage of time or the giving of notice may constitute a default) or an event that gives any other person the right to terminate or modify such contract or agreement (xiii) all contracts to which TEC or an Affiliate is a party relating to or impacting the gas turbines located at the Projects.

                  (b) Complete copies of all Material Contracts have been furnished or made available to Buyer. TEC has complied in all material respects with each Material Contract and is not in default in any respect as to any Material Contract.

                  (c) Except as set forth in Section 3.8 of the Disclosure Schedule, (i) TEC has complied in all material respects with, and is not in default under any of the Material Contracts, (ii) TEC has not granted, nor been granted, any waiver or forbearance with respect to any Material Contract, (iii) the Material Contracts are valid and are in full force and effect as to TEC, as applicable, and, to the actual knowledge of TEC, as to the other parties thereto as of the date hereof, and (iv) except as otherwise noted and reserved against in the Financial Statements, none of such Material Contracts would reasonably be expected to result in the successful assertion or claim of any liability against TEC in excess of that anticipated by the Material Contract. TEC has not received or issued a notice of default under any Material Contract, and no event has occurred or, to Seller's knowledge, would reasonably be expected to occur which (after notice and lapse of time or both) would become a breach or default under any Material Contract, or permit modification, cancellation, acceleration or termination of any Material Contract (other than termination solely as the result of the expiration, absent a default, of the term of the Material Contract). Except as set forth in Section 3.8 of the Disclosure Schedule, neither the Amalgamation nor the consummation of the stock and purchase and sale contemplated hereby will terminate or invalidate any of the Material Contracts (or serve as grounds for such termination or invalidation) or require the consent of any contracting party to maintain the effectiveness of such Material Contract as a result of the Amalgamation or the consummation of the stock purchase and sale contemplated hereby.


         3.9      Licenses; Environmental Matters; Compliance with Law.

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
                    (a) TEC has all governmental and regulatory licenses, permits, franchises, certificates of authority or approval and other authorizations required necessary or desirable to carry out the Business as it is now being conducted (collectively "Licenses") and such Licenses are listed in
Section 3.9 of the Disclosure Schedule. All such Licenses are in full force and effect are final and, based on current regulations, are not subject to existing appeal or judicial, government or other review. Neither Seller nor TEC has received any written notice that any License will be revoked, canceled, rescinded or materially modified or will not be renewed. Neither the Amalgamation nor the consummation of the stock purchase and sale contemplated hereby will terminate or invalidate any of the Licenses listed in Section 3.9 of the Disclosure Schedule nor require the consent of any governmental authority to maintain the effectiveness of such Licenses as a result of the consummation of the stock purchase and sale contemplated hereby.

                  (b) Except as set forth in Section 3.9 (b) of the Disclosure Schedule, all real property listed in Schedule 3.10 and its existing uses by TEC are and have at all times been in material compliance with all Environmental Laws and there are no claims or orders under Environmental Laws pending or, to the best knowledge of Seller, threatened against TEC regarding such property. TEC has conducted its operations on such real property in material compliance with all Environmental Laws. TEC has not been named as a potentially responsible party at any site listed for investigation or remediation under any federal, provincial or local law. For the purposes of this section, "Environmental Law" shall have the meaning provided for in Section 8.1 below.

                  (c) Except as set forth in Section 3.9 of the Disclosure Schedule, TEC is not and has not been in default or violation of, and is not in conflict with, any applicable local, provincial, federal or foreign law, ordinance, regulation, order or decree (collectively "Laws") the occurrence of which would have a Material Adverse Effect. Section 3.9 of the Disclosure Schedule lists all Governmental Orders, if any, applicable to TEC and each notice of a violation of Law applicable to TEC issued since September 1, 1997. No condition exists which would give rise to a violation by TEC of any Law or Governmental Order, in either case which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         3.10     Real Property; Other Property.

                  (a) TEC owns no real property except as set forth in Section 3.10(a) of the Disclosure Schedule and has no options or rights to acquire other real property.

                  (b) TEC leases no real property, mineral rights or water rights to or from any other person, except as set forth in Section 3.10 (b) of the Disclosure Schedule.

                  (c) Except as set forth in Section 3.10(c) of the Disclosure Schedule, TEC has title to, or valid leasehold interests in, all of the real and personal property it purports to own and which is used in conducting the Business, including, without limitation, all assets reflected on the Financial

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

Statements, free and clear of all Encumbrances, except (i) Encumbrances for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of the Business, (ii) Encumbrances for Taxes not yet payable,
(iii) Encumbrances described in Section 3.10 of the Disclosure Schedule and (iv) Encumbrances and imperfections of title the existence of which, individually or in the aggregate, would not have a Material Adverse Effect. (Items (i) - (iv) are referred to as "Permitted Encumbrances").

                  Except as set forth in Section 3.10 (c) of the Disclosure Schedule, TEC owns (x) good and marketable title or (y) valid easements in and to or license rights or leasehold estates in and to Project Land sufficient to own, operate and maintain the TEC Projects, free and clear of all Encumbrances other than Permitted Encumbrances; and no filing or recording with any governmental authority or agency is necessary to establish, protect and perfect such title or any other right, title or interest of TEC, as against any other Person. Except as set forth in Section 3.10 (c) of the Disclosure Schedule, as of the Closing Date, no Person holds or has any right to acquire an interest (other than a Permitted Encumbrance) in the Project Land which may encumber the TEC Projects or any portion thereof or which would have a Material Adverse Effect. Except as set forth in Schedule 3.10 (c), the TEC Projects are located entirely on the Project Land and, except as set forth in Schedule 3.10 (c), neither the TEC Projects nor any portion thereof encroaches upon any interest in property to which TEC does not have rights sufficient to permit the encroachment.

                  (d) Except as set forth in Section 3.10(d) of the Disclosure Schedule, TEC has no registered trade names, trademarks, servicemarks, patents or copyrights, or applications pending therefor. The intellectual property rights listed in Schedule 3.10(d), along with know-how and processes, constitute all of the intellectual property rights necessary for TEC to conduct the Business as now operated without any limitations or restrictions of any kind and without known conflict or asserted conflict with intellectual property rights of others. TEC owns or possesses all authorizations necessary to use the intellectual property described in Schedule 3.10(d). TEC is not a party to any license agreement relating to any intellectual property rights or know how. No claims for interference, opposition, cancellation or infringement of intellectual property rights are pending against TEC nor, to Seller's knowledge, have any been threatened.

                  (e) Except for TEC's use of and/or access to Hyperion Pillar, Spiderman and related Hyperion software, as well as network access to Seller's servers for internet access, e-mail service, access to Seller's data base files, and as set forth in Section 3.10 (e) of the Disclosure Schedule, the computer software used by TEC in the conduct of its business is either owned by TEC free and clear of any and all liens, claims, equities, security interests and encumbrances whatsoever or used by TEC pursuant to a license granted to TEC by a third party which, to Seller's and TEC's knowledge, owns such software free and clear of any and all liens, laws, equities, security interests and encumbrances whatsoever. No such computer software license shall terminate or become terminable as a result of the transactions contemplated by this Agreement. Seller will provide Buyer a copy of any source codes it or any of its Affiliates has regarding the cogeneration unit located at London, Ontario.

                  (f) Seller makes no representations regarding the physical condition of the physical assets of TEC and Buyer recognizes Buyer is acquiring TEC with its assets in a "where is, as is" condition, except that, to the knowledge of TEC, Seller and Seller's sole member, without inquiry, there are no physical defects or performance deficiencies in TEC's assets other than ordinary wear and tear consistent with assets of a similar age. No default or event of default by TEC exists, and no event which, with notice or lapse of time or both, would constitute a default by TEC has occurred and is continuing, under the terms of any contract to which any of such assets is subject, nor has TEC received notice of any claim of such default, except where such default or event of default would not, individually or in the aggregate, have a Material Adverse Effect.

                  (g) (i) Seller knows of no expropriation or condemnation proceedings pending or threatened against the Project Lands or any part thereof nor has it received or does it have knowledge of any intention by any governmental authority to alter the applicable zoning by-laws or official plans so as to adversely effect or potentially effect the present use of the Project Lands.

                           (ii) All buildings and structures situate on the Project Lands (collectively the "Structures") have been constructed and used in accordance with all applicable material by-laws and regulations.

                           (iii) No notice  advising of any  defects in  the
construction or state of repair of any of the Structures, or any directive requiring any alterations, repairs, improvements or other work to be done with respect to any of the Structures, or relating to any non-compliance with any by-law requirement, regulation, ordinance or relating to any threatened or impending condemnation or expropriation from any governmental authority, agency, department or board having jurisdiction over any of the Structures has been issued and remains outstanding.

         3.11. Insurance. Section 3.11(a) of the Disclosure Schedule contains a complete and accurate list of all insurance policies and bonds which are in force and owned or maintained by Trigen Energy Corporation for the benefit of TEC as a named insured ("Seller Policies"). Section 3.11 (b) of the Disclosure Schedule contains a complete and accurate list of all insurance policies and bonds which are in force and owned or maintained by TEC as a named insured ("TEC Policies"). Seller has provided Buyer with complete and accurate copies of all such policies. Seller, Seller's affiliates and TEC are in compliance with all such policies and bonds, and all premiums thereon required to be paid as of the date hereof have been paid and no notice of cancellation has been received and there is no existing default or event with which the giving of notice or lapse of time or both would constitute a default thereunder. Upon Closing, TEC shall cease to be covered by the Seller Policies and the TEC Policies. The Seller Policies and the TEC Policies shall be terminated as to claims relating to TEC and the TEC Projects based on occurrences after the Closing. The Seller Policies and the TEC Policies shall not be terminated as to claims relating to TEC and the TEC Projects based on occurrences prior to the Closing. TEC, Seller and/or affiliates of Seller as applicable hereby assign to Buyer all assignable rights respecting coverage under the TEC Policies and the Seller Policies for claims relating to the TEC Projects or TEC based on occurrences prior to the Closing. TEC maintains the type and amount of insurance which is adequate to protect it and its financial condition against the risks involved in the conduct of its

Businesses. Except as set forth in Section 3.11 of the Disclosure Schedule, there are no performance bonds or letters of credit which are required by law or any agreement, contract or commitment, including the Material Contracts, to be maintained or entered into by or for the benefit of TEC.

         3.12. Employee Matters. (a) TEC is in material compliance with all federal, provincial or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours.

                  (b) Except as disclosed in Section 3.12 (b) of the Disclosure Schedule, TEC is not a party to or bound by any written employment agreement, consulting agreement or any other agreement or commitment with any employee or former employee of TEC, and TEC has not held out, promised to amend or conducted negotiations with respect to any such agreement or commitment in the future. Except for the Collective Bargaining Agreement, TEC is not a party to or bound by any written collective bargaining agreement or any other agreement with any labor or trade union or employees association or employers' association, and TEC has not held out, promised to amend or conducted negotiations with respect to any such agreement or commitment in the future.

                  (c) Except as disclosed in Section 3.12 (c) of the Disclosure Schedule, there are not now, and have not in the last 2 years been, any labor controversies, strikes, work stoppages, picketing, lockouts, boycotts, slow downs, arbitrations, grievances, applications for declaration of successor employer, unfair labor practices, complaints or charges or similar disputes or labor related proceedings before any Person relating to, or which may affect, TEC in a materially adverse fashion. Without limiting the generality of the foregoing, no notice has been received by TEC of any complaints filed by any of the employees against TEC claiming that TEC has violated the Employment Standards Act (Ontario) or the Human Rights Code (Ontario) (or any applicable employee or human rights or similar legislation in the other jurisdictions in which the Business is conducted or TEC operates) and there are no outstanding orders or charges against TEC under the Occupational Health and Safety Act (Ontario) (or any applicable health and safety legislation in the other jurisdictions in which the Business is conducted). All levies, assessments and penalties, if any, made against TEC pursuant to the Workplace Safety and Insurance Act (Ontario) (and any applicable workers' compensation legislation in the other jurisdictions in which the Business is conducted) have been paid by TEC.

                  (d) Seller has delivered to Buyer an accurate and complete list of all Persons currently employed by TEC indicating their positions, dates of hire, full, part time or other status, compensation including, but not limited to, salary, bonus plans, sick leave and vacation pay benefits, extended health benefits and retirement plans and all accruals related thereto. A complete and accurate set of all of the agreements, documents and correspondence comprising the Collective Bargaining Agreement has been delivered by the Seller to the Purchaser.

                  (e) All of the employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the employees or former employees of TEC which are currently maintained or otherwise contributed to by TEC are set forth in Section
3.12 (e) of the Disclosure Schedule (collectively the "Employee Plans"). No changes have occurred, or have been promised to employees to the Employee Plans. Seller has delivered complete and accurate copies of all Employee Plans to Buyer.

                  (f) All of the Employee Plans are and have been established and administered, in all respects, in accordance with all applicable laws, regulations, orders or other legislative, administrative or judicial promulgations applicable to the Employee Plans and in accordance with the Collective Bargaining Agreement;

                  (g) All obligations regarding the Employee Plans which are required to be satisfied have been satisfied, there are no outstanding defaults or violations by TEC, and no Taxes, remittances, penalties or fees are owing or imposed under any of the Employee Plans;

                  (h) All payments or premiums required to be made by TEC under the terms of each Employee Plan have been made in a timely fashion in accordance with the terms of the Employee Plans, and TEC does not have, and as of the Time of Closing will not have, any liabilities with respect to any of the Employee Plans. Premiums for employee health care will have been timely paid by TEC for the period up to the Closing Date. TEC does not have any residual liability to employees or third parties in respect of plans which were in effect prior to the Employee Plans; and

                  (i) Except as disclosed in Section 3.12 of the Disclosure Schedule, none of the Employee Plans provides benefits to retired employees or former employees or to the beneficiaries or dependents of retired employees or former employees.

                  (j) Upon Closing, the Employee Plans, except for the Registered Retirement Savings Plan, Short-Term Disability Plan, Long-Term Disability Plan and the Educational Assistance program (Tuition Reimbursement), will not be available to the employees of TEC, as they are provided through an Affiliate of Seller. Upon such termination, Seller shall be entitled to any amounts due TEC under the letter between Nalco Canada Inc. ("Nalco") and TEC annexed hereto as Schedule 3.12 (j) and Seller shall be responsible to pay any amounts due Nalco from TEC under such letter.

         3.13. Taxes. (a) TEC has duly filed (except regarding the 2000 return, will file) within the times and within the manner prescribed by law, all Tax returns and reports which are required to be filed by, or with respect to, TEC. Such returns and reports reflect accurately all material liability for Taxes for TEC for the periods covered thereby. Without limiting the foregoing, set forth in Section 3.13 of the Disclosure Schedule is the listing of the tax returns filed by or on behalf of TEC from January 1, 2000 to Closing. Seller undertakes to submit the filing of the TEC tax return for the 2000 fiscal year within the time required by law. Such return has been signed on behalf of TEC and will be dated June 11, 2001. All Taxes payable by, or due from, TEC have been fully paid or adequately disclosed and fully provided for in the books and financial statements of TEC. No examination of any Tax return of TEC is currently in progress except as reflected in Section 3.13(c). Except as set forth in Section
3.13 of the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period providing for an extension of time with respect to the assessment or re-assessment of income tax or the filing of any Tax return by, or any payment of any Tax by, or levying of any government charge against TEC. There are no actions, audits, assessments, re-assessments, suits, proceedings, investigations or claims now threatened or pending against TEC in respect of Taxes or any matters under discussion with any governmental authority relating to Taxes asserted by any such authority except as reflected in Section
3.13 of the Disclosure Schedule. If required by applicable law, TEC has withheld from each payment made by it to any of its present or former employees, officers, directors and to all Persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada) the amount of all Taxes and other deductions (including, without limitation, income taxes, unemployment disability and other required taxes and contributions) required to be withheld therefrom and has paid such amounts together with the employer's shares of such amounts if any to the extent required to be paid so no such amount is past due to the proper taxing or other authority within the time prescribed under any applicable legislation or regulation and has filed in complete and accurate form all information and other returns required provided any applicable legislation within the prescribed times.TEC has remitted all Canada Pension Plan and provincial pension plan contributions, unemployment insurance premiums, employer health taxes, workers' compensation contributions and other Taxes due and payable by it in respect of its employees (including all applicable employer contributions) and has or will have remitted such amounts to the appropriate government authority within the time required under the applicable legislation. TEC has charged, collected and remitted on a timely basis or, if not due has accrued, all Taxes as required under applicable legislation on any sale, supply, or delivery whatsoever, made by or to TEC. Except as set forth on Section 3.13 of the Disclosure Schedule, there are no income events or unpaid Taxes, assessments or charges which may be due and payable against TEC or any of TEC's properties or any Benefit Plan, or any basis for any other Tax or assessment attributable to any period (or partial period) ending on or before the Closing Date. The charges, accruals and reserves on the books of TEC in respect of Federal, provincial or other Taxes for all fiscal periods (or partial periods), up to and including the Closing Date, are adequate in all material respects.

                  (b) The audit by the Canadian Customs and Revenue Agency with respect to corporate income tax returns for Trigen Energy Canada Inc. and Trigen-London Energy Corporation, both Ontario corporations, for the periods ending June 30, 1996, 1997 and 1998 has been resolved. The settlement agreement has been provided to Buyer. TEC has filed any amended tax returns required by the resolution of the audit in a timely manner and prior to the Closing. TEC has paid any Taxes reflected as being owed under such amended returns prior to Closing.

                  (c) Seller shall prepare all tax returns and reports of TEC covering the period January 1, 2001 through the Closing Date within two-and-a-half months after Closing. Seller shall submit such tax returns to Buyer for Buyer's approval which shall not be unreasonably withheld. Seller shall file such approved tax returns and pay the Canadian government Taxes shown to be owing on such returns.

                  (d) TEC has not acquired property from a non-arm's-length person, within the meaning of the Income Tax Act (Canada), for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under Section 160 of the Income Tax Act (Canada).

                  (e) For all transactions between TEC and any non-resident person with whom TEC was not dealing at arm's length during a taxation year commencing after 1997 and ending on or before the Closing Date, TEC has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act (Canada).

                  (f) TEC has not filed any elections, designations or similar Tax filings which will be applicable for any period ending after the Closing Date.

                  (g) As of the Closing Date, the "paid-up capital" (within the meaning of the Income Tax Act (Canada)) of the Seller Shares shall not be less than the Purchase Price.

                  (h) The "non-capital losses" (within the meaning of the Income Tax Act (Canada)) of TEC available for carry forward as at January 1, 2001 were not less than $1 million.

                  (i) The aggregate balance of "undepreciated capital cost" (within the meaning of the Income Tax Act (Canada)) of all depreciable assets of TEC as at January 1, 2001 was not less than $52 million.

                  (j) Since January 1, 2001, TEC has taken the actions set forth in Sections 3.21 and 3.22 below and has taken no other action outside the ordinary course of business or inconsistent with past accounting practice which would affect "non-capital losses" available for carry forward or the aggregate balance of "undepreciated capital cost" of its depreciable assets (within the meaning of the Income Tax Act (Canada)). As part of its ordinary course of business, TEC routinely utilizes net operating losses and undepreciated capital cost to offset income.

         3.14. Corporate Records. (a) Seller has delivered to Buyer true and complete copies of the articles or certificates of incorporation and amalgamation, the bylaws and unanimous shareholders declaration of TEC, which copies reflect all amendments thereto to date. Seller has caused TEC to make available to Buyer copies of all actions and consents by the directors and shareholders of TEC. Section 3.14 of the Disclosure Schedule is a true and complete list of all of the current officers and directors of TEC, the non-employee officers and directors of which shall all resign on or before the Closing Date. At the Closing Seller shall deliver to Buyer all minute books, including registers and ledgers of TEC.

                  (b) The books of account and other financial and corporate records of TEC are complete and accurate and are maintained in accordance with good business practices. The minute books of TEC as previously made available to Purchaser and its counsel contain accurate records of all meetings and accurately reflect all other corporate action of the shareholders and directors (and committees thereof) of TEC.

                  (c) Section 3.14 of the Disclosure Schedule sets forth a complete list of (i) the name and address of each bank and brokerage firm with which TEC has any accounts, safe deposit boxes, lock boxes or vaults, (ii) the account numbers relating thereto, and (iii) the names of all persons authorized to deal with such accounts or to have access to such boxes or vaults.

         3.15. Absence of Certain Changes. Since December 31, 1999, except as set forth in Section 3.15 of the Disclosure Schedule, the business of TEC has been conducted only in, and it has not engaged in any transaction other than according to, the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in
Section 3.15 of the Disclosure Schedule, since December 31, 1999, there has not been:

                  (a) a Material Adverse Effect on TEC or any development or combination of developments of which the Seller has knowledge individually or in the aggregate which developments are reasonably likely to have a Material Adverse Effect, and (b) TEC has not (i) except to achieve the Amalgamation, split, combined or reclassified any shares of its capital stock, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeemed or otherwise acquired any of its securities; (ii) made any loans, advances or capital contributions to, or investments in, any Person; (iii) entered into or adopted any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any current or former director, officer or employee, or amended any of the Employee Plans, or (except for normal increases in the ordinary course of business that were consistent with past practice and except for amounts paid, in connection with a tender offer for Trigen Energy Corporation's outstanding stock made by T Acquisition Corp., a wholly-owned subsidiary of Elyo, S.A., to TEC employees for shares or options of Trigen Energy Corporation's stock which TEC employees held) increased in any manner the compensation or fringe benefits of any current or former director, officer or employee or paid any benefit not required by the Employee Plans (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units); (iv) acquired, sold, leased, pledged or disposed of any assets other than (x) in the ordinary course of business or (y) any assets that are not material, individually or in the aggregate, to TEC or (z) any assets with a value individually or in the aggregate of less than $50,000, or (v) entered into any material commitment or transaction other than in the ordinary course of business; (vi) materially changed its accounting methods, principles or practices, except such changes as were required by generally accepted accounting principles; (vii) consummated any extraordinary transaction or made payments between (A) any of the officers, directors or shareholders of TEC or any Affiliate or other related party or entity on the one hand and (B) TEC on the other hand; (viii) terminated, whether voluntarily or involuntarily, any management-level employee of TEC except with the consent of Buyer; or (ix) entered into any contract, agreement, commitment or arrangement to do any of the foregoing.

         3.16. Absence of Undisclosed Liabilities. Except as set forth in
Section 3.16 of the Disclosure Schedule, there are no debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking whether or not required to be recorded or reflected on a balance sheet under GAAP ("Liabilities") and there is no existing condition or set of circumstances which could reasonably be expected to result in such a Liability, other than Liabilities (a) reflected or reserved against on the Financial Statements or (b) arising after December 31, 1999 in the ordinary course of business and which do not and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Reserves are reflected on the Financial Statements against all Liabilities of TEC in amounts that have been established on a basis consistent with the past practices of TEC and in accordance with GAAP. Seller, its parent, subsidiaries and Affiliates have no claims either asserted or unasserted as of the Closing Date against TEC, except claims which may exist or arise pursuant to the terms of any contract, invoice, or purchase order between such parties and TEC in the ordinary course of business which are disclosed in Section 3.16 of the Disclosure Schedule, and hereby release and waive any such claims, except claims which may exist or arise pursuant to the terms of any contract, invoice, or purchase order between such parties and TEC in the ordinary course of business, on arms-length terms, which are disclosed in
Section 3.16 of the Disclosure Schedule, which Seller, its parent, subsidiaries or affiliates may ever have against TEC for any actions or omissions of TEC occurring on or before the Closing Date.

         3.17. No Broker. Seller has not engaged any broker, finder or financial advisor, other than any financial advisor whose fees and expenses shall be paid by Seller, in connection with the transactions contemplated hereby.

         3.18. Powers of Attorney. No person has any power of attorney to act on behalf of TEC in connection with any of its properties or business affairs other than such powers to so act as normally pertain to the officers of such entity.
                                       18

         3.19. Company Projects. The descriptions of the TEC Projects set forth on Section 3.19 of the Disclosure Schedule are true and accurate, contain no misleading information and do not omit any information the omission of which would be misleading.

         3.20. Related Party Transactions. Section 3.20 of the Disclosure Schedule sets forth the amounts and certain terms of indebtedness or other obligations, liabilities or commitments arising on or after December 31, 1999 (contingent or otherwise) of TEC to or from any present or former officer, director, partner or shareholder or any person related to, controlling, controlled by or under common control with any of the foregoing (other than for employment services performed within the past month the payment for which is not yet due), and all other transactions between such persons and TEC. Without limiting the generality of the foregoing, except as set forth on Section 3.20 of the Disclosure Schedule, as of the date hereof, there is (i) no indebtedness outstanding from TEC to any present or former shareholder, officer, director, or partner of TEC and there is no guarantee by TEC of the indebtedness of any present or former shareholder, officer, director or partner of TEC to any other person or entity and (ii) no indebtedness outstanding from any present or former officer, director, shareholder or partner of TEC to TEC and there is no guarantee by any present or former officer, director, shareholder or partner of TEC of the indebtedness of TEC.

         3.21 Prior Amalgamations; Nova Scotia Entity. TEC is a Nova Scotia unlimited liability company, which was formed in the following manner. Trigen Energy Canada Inc., the Ontario corporation, was continued as a Nova Scotia corporation which on June 7, 2001 was amalgamated with 3051739 Nova Scotia Company, a newly formed Nova Scotia unlimited liability company, to form the new TEC, a Nova Scotia unlimited liability company. On July 1, 1998, Trigen-London District Energy Corporation was amalgamated with the former Trigen Energy Canada Inc. to form Trigen Energy Canada Inc., an Ontario corporation. All corporate records including certificates of amalgamation and shareholders' declarations, respecting such prior transaction have been provided to Buyer.

         3.22 Debt and Equity Issues. For purposes of this Section 3.22, TEC shall mean Trigen Energy Canada Inc., the Ontario corporation. On May 24, 2001, Trigen Energy Corporation made a cash contribution as an equity investment in TEC in the amount of $25,237,000 in return for 250,000 shares of common stock of TEC. Subsequent to receiving such cash capital investment, on May 31, 2001 , TEC paid Societe Generale $25,237,218.40, representing all loan indebtedness (including all principal, interest and other charges) owed by TEC to Societe Generale. Subsequent to the events in the two (2) preceding sentences, on May 31, 2001, TEC and Trigen Energy Corporation agreed that $29,573,540.08 of capital that had been previously contributed to the capital of TEC, but reflected on the accounting records as intercompany advances, be reclassified to equity of TEC as an addition to stated capital. All documentation respecting these transactions and all corporate proceedings relating thereto has been provided to Buyer.

         4.       Representations and Warranties by Buyer.

         4.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Canada.

         4.2. Authority; No Consents. Buyer has full corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer, the performance and compliance with all the terms and conditions hereof to be performed and complied with by Buyer, and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application affecting enforcement of creditors' rights generally, and (b) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority (foreign or domestic) or any private party on the part of Buyer is necessary for the execution and delivery of this Agreement by Buyer and the purchase of the Seller Shares to be purchased by it hereunder or for the performance by it of any of the terms or conditions hereof, except for the filing of a notification under the Investment Canada Act and filing with the Registrar of Joint Stock Companies (Nova Scotia) and proper governmental authorities in any jurisdiction where the Business is carried on as required by such governmental authorities and except for the approval of the governmental authorities on Prince Edward Island to the transfer of the Seller Shares pursuant to the Land Protection Act of Prince Edward Island.

         4.3. No Conflict. Execution, delivery and performance of this Agreement by Buyer do not (a) conflict with or violate the certificate or articles of incorporation or the by-laws of Buyer, or (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award to which Buyer is subject, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Buyer is a party or by which any of the assets or properties of Buyer is bound, which breach or default would have a Material Adverse Affect on Buyer.

         4.4. Purchase for Investment; No Public Market. Buyer is purchasing the Seller Shares hereunder for investment for its own account and not with a view to the distribution thereof. Buyer understands that the sale of the Seller Shares hereunder has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of an exemption from the registration provisions thereof which depends, among other things, upon the bona fide nature of Buyer's investment intent as expressed herein. Buyer understands that there is no public market for the Seller Shares and no assurance that a public market for the Seller Shares will ever develop and acknowledges that the Seller Shares must be held indefinitely unless they are subsequently registered under the Securities Act or sold pursuant to an exemption from the registration provisions thereof.

  5.       Closing Conditions.

         5.1. Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect this Agreement and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                  (a) No governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits the transactions contemplated in this Agreement.

                  (b) All consents, approvals and authorizations legally required to be obtained to consummate the transactions contemplated hereby have been obtained.


         6.       Closing.

         6.1 Closing Date. The closing of the sale and purchase of the Seller Shares shall take place at the date, time and location mutually agreed by the parties on the date of this Agreement, or at such other date, time and location as may be mutually agreed upon between the Seller and the Buyer (such date and time of closing being herein called the "Closing" or the "Closing Date"). The parties agree that at Closing:

                  (a) The Seller shall deliver (or cause to be delivered) to the Buyer against delivery of the items listed in Section 6.1(b):

                           (i) a certificate evidencing the Seller Shares duly endorsed in blank or with stock powers in blank attached and duly executed;

                           (ii) a certificate of Good Standing of the Seller from the Secretary of State of Delaware and a Certificate of Status of TEC from the Registrar of Joint Stock Companies (Nova Scotia).

                           (iii) a certificate of the resolutions of the Seller's governing body approving the transactions contemplated hereby and an incumbency certificate regarding the individual executing this Agreement;

                           (iv)     a Trigen Energy Corporation guaranty of

                                    Seller's obligations under this Agreement;

                           (v) a certificate of the resolutions of Trigen Energy Corporation's governing body approving the guaranty and an incumbency certificate regarding the individual executing the guaranty

                           (vi) all minute books, corporate records and ledgers of TEC and all other books and records of TEC;

                           (vii) letter of resignation from all non-employee officers and directors of TEC;

                           (viii) all documents necessary to provide Buyer and TEC's new officers with exclusive access to TEC's corporate bank accounts;

                           (ix) certificate and articles of amalgamation of TEC and the approval of the court approving the
                                  Amalgamation;

                           (x) such corporate legal opinions respecting the transactions contemplated hereby in form and content reasonably acceptable to Buyer or its counsel, which are annexed hereto as
                                    Schedule 6(a)(x);

                           (xi) certificate issued by the Minister of National Revenue under Section 116 of the Income Tax Act (Canada), with a certificate limit equal to the Purchase Price.

                           (xii) such other instruments as the Buyer or its counsel shall reasonably deem necessary to consummate the transactions contemplated hereby; and

                  (b) The Buyer shall deliver (or cause to be delivered) to the Seller against delivery of the item listed in Section 6.1(a):

                           (i) a Three Million Dollar ($3,000,000) down payment on the Purchase Price;

                           (ii) a Certificate of Compliance of the Buyer from Industry Canada;

                           (iii) a certificate of the resolutions of the Buyer's Board of Directors approving the transactions contemplated hereby and an incumbency certificate regarding the individual executing this Agreement;

                           (iv) a US Energy Systems guaranty of Buyer's obligations, except for the obligation to pay the promissory note, under this Agreement;

                           (v) a certificate of the resolutions of US Energy Systems governing body approving the guaranty and an incumbency certificate regarding the individual executing the guaranty;

                           (vi) an AJG Financial Services Inc. guaranty of Buyer's obligations under the Promissory Note being delivered by Buyer to Seller under this Agreement;

                           (vii) a certificate of the resolutions of the AJG Financial Services Inc. governing body approving the guaranty and an incumbency certificate regarding the individual executing the guaranty;

                           (viii) a promissory note in the amount of Twenty-Four Million Dollars ($24,000,000) for the balance of the Purchase Price;

                           (ix)     the Seller Shares as collateral;

                           (x) such documents and filings regarding the security interest in the Seller Shares as the Seller and its counsel reasonably deem necessary, executed as required.

                           (xi) consent of the appropriate governmental authorities on Prince Edward Island to the transfer of the Seller Shares.

                           (xii) such corporate legal opinion, respecting the transactions contemplated hereby in form and content reasonably acceptable to Seller or its counsel, which are annexed hereto as
                                    Schedule 6(b)(x) ;

                           (xiii) such other instruments as the Seller or its counsel shall reasonably deem necessary to consummate the transactions contemplated hereby;

                  (c) All proceedings taken and all documents executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceeding shall be deemed taken nor any document executed or delivered until all have been taken, executed and delivered.

                  7.       Indemnification.

                  (a) Subject to the following provisions of this Section 7, Seller shall defend, indemnify and hold harmless Buyer and TEC and their respective permitted assigns and agents, employees, officers, directors, shareholders, subsidiaries and Affiliates (other than Seller) and anyone else acting for or on behalf of Buyer or TEC and their permitted assigns ("Buyer Indemnitees"), from and against all Damages (excluding incidental or consequential damages incurred by Buyer Indemnitees; provided, however, that such exclusion shall not apply to any third party claim against Buyer Indemnitees) sustained or incurred by Buyer Indemnitees as a result of or arising out of, or in connection with (a) any breach of any Seller's representation, warranty or covenant contained in this Agreement or (b) the operation of the business of TEC up to the time of Closing on the Closing Date. Seller shall not indemnify Buyer Indemnitees for any reduction in net operating losses or undepreciated capital cost due to steps taken after December 31, 2000 as described in Section 3.22 above. Notwithstanding any other provision of this Agreement, Seller shall not indemnify Buyer Indemnitees for any Taxes due to steps taken after December 31, 2000 to the extent such Taxes are satisfied by reduction in net operating losses or the available capital cost allowance for such year. Indemnification under this section shall be the sole remedy of Buyer for items for which indemnification is provided under this section (other than for actual fraud).

                  (b) Subject to the following provisions of this Section 7, Buyer shall defend, indemnify and hold harmless Seller and its permitted assigns and agents, employees, officers, directors, shareholders, subsidiaries and Affiliates and anyone else acting for or on behalf of Seller and its permitted assigns ("Seller Indemnitees"), from and against all Damages (excluding incidental or consequential damages incurred by Seller Indemnitees; provided, however, that such exclusion shall not apply to any third party claim against Seller Indemnitees) sustained or incurred by Seller as a result of or arising out of, or in connection with (a) any breach of any Buyer's representation, warranty or covenant contained in this Agreement or (b) the operation of the business of TEC after the time of Closing on the Closing Date. Indemnification under this section shall be the sole remedy of Seller for items for which indemnification is provided under this section (other than for actual fraud).

                  (c) Subject to the following provisions of this Section 7, Seller shall defend, indemnify and hold harmless Buyer Indemnitees from and against all Damages sustained or incurred by such indemnified parties as a result of or arising out of any Liability of TEC arising or accruing up to the time of Closing on the Closing Date (except for current liabilities arising in the ordinary course of business) including without limitation any Liability relating to:

                           (i) the matters disclosed in Section 3.7 of the Disclosure Schedule hereto.

                           (ii) any Taxes which may be payable by TEC respecting any tax period ending on or before the Closing.

                           (iii) the Steen Contractors Ltd. matter referred to in Section 3.7 of the Disclosure Schedule

                           (iv) liability covered by the insurance policies described in Section 3.11(a) of the Disclosure Schedule if the rights under such policies cannot be assigned to Buyer or if such policies do not cover such liabilities in full.

                           (v)      any liability arising out of a breach of
                                    Section 3.10 (c) without giving effect to any exceptions thereunder.

                           (vi)     amounts due Nalco described in Section 3.12
                                    (j) above.

                           (viii) any liability arising from any claims brought by any of the employees of TEC terminated or reassigned by TEC or its affiliates on or prior to the Closing in connection with their employment by TEC prior to the Closing or in connection with their reassignment within the Trigen Energy Corporation group of companies.

                          (ix) any liability in connection with the collateral mortgage held by the University of Prince Edward Island on the wood energy system at Prince Edward Island as disclosed in the Disclosure Schedule.

                  (d) The parties hereto agree that the provisions of this
Section 7 shall govern any claims for indemnification under this Agreement. If and when an indemnified party desires to assert a claim for Damages against an indemnifying party pursuant to the provisions of this Agreement, the indemnified party shall deliver to the indemnifying party reasonably promptly after its receipt of a claim or specific and affirmative awareness of a potential claim, a certificate signed by the indemnified party (the "Notice of Claim"): (i) stating the amount of Damages (to the extent then known); and, (ii) specifying to the extent possible (A) the individual items of Damages included in the amount so stated, (B) the date each such item is to be paid or accrued and (C) the basis upon which Damages are claimed. The indemnified party and the indemnifying party shall proceed, in good faith, and using reasonable efforts, to agree upon the amount of such Damages. If the indemnifying party does not notify the indemnified party within thirty (30) days of the giving of such Notice of Claim that the indemnifying party disputes such Damages, the amount of such Damages shall be conclusively deemed a liability of the indemnifying party hereunder. If the indemnified party and the indemnifying party are unable to agree on the amount of such Damages within thirty (30) days after giving the Notice of Claim then the provisions of Section 7(e) shall become effective.

                  (e) Each and every controversy or claim arising out of or relating to indemnification for Damages pursuant to Section 7(c) of this Agreement which the indemnifying Party and the indemnified Party (the "Parties") have not resolved, shall be resolved by arbitration in accordance with the rules of the American Arbitration Association ("AAA") as modified by this Agreement. Each party shall select one arbitrator and the two such selected arbitrators shall select a third arbitrator (who shall not be appointed by the Parties) selected from the AAA. Judgment upon the award rendered in such arbitration shall be final and binding upon the Parties and may be entered in any court having jurisdiction thereof. Notice of the demand for arbitration shall be filed in writing with the other party and with the office of the AAA, located in Manhattan, New York, which such demand shall set forth in the same degree of particularity as required for complaints under the Federal Rules of Civil Procedure the claims to be submitted to arbitration. Additionally, the demand for arbitration shall include appropriate copies of all documents on which the claims are based and a list of all persons who the party seeking arbitration will call as witnesses with respect to such claims. The arbitration shall take place in Manhattan, New York. This agreement to arbitrate may be specifically enforced by a court of competent jurisdiction under the applicable law of the State of New York pertaining to arbitrations.

                  The arbitrator shall have the authority and jurisdiction to enter any pre-arbitration awards that would aid and assist the conduct of the arbitration or preserve the Parties' rights with respect to the arbitration as the arbitrator shall deem appropriate in his discretion. The award of the arbitrator shall be in writing and it shall specify in detail the issues submitted to arbitration and the award of the arbitrator with respect to each of the issues so submitted.

                  The provisions of the Federal Rules of Civil Procedure relating to the right of discovery in civil actions shall be applicable to such arbitration proceedings except as modified by the terms of this Agreement. Within thirty (30) days after the commencement of any arbitration proceeding under this Agreement, each party shall file with the arbitrator its contemplated discovery plan outlining the desired documents to be produced, the depositions to be taken and any other discovery action sought in the arbitration proceeding. After a hearing, the arbitrator in an interim award shall fix the scope and content of each Party's discovery plan as the arbitrator deems appropriate. The arbitrator shall have the authority to modify, amend or change such interim award fixing the discovery plans of the Parties upon application by either Party, if good cause appears for doing so.

         (f) If either party shall receive notice or have knowledge of any third party action that may result in a claim for indemnification against the other party pursuant to this Section (a "Claim"), such party shall promptly give the other party notice of such Claim. The parties shall consult and cooperate with each other regarding the response to and defense of such Claim, and the indemnifying party shall be entitled to assume the defense in respect of such Claim, including the right to select and direct legal counsel and to accept or reject offers of settlement, all at its sole cost and expense, provided that no such settlement shall be made without the written consent of the indemnified party if such settlement is reasonably likely to affect adversely such party's business or operations. Nothing herein shall prevent an indemnified party from retaining its own counsel and participating in its own defense at its own cost and expense.

         (g) No claim for indemnification may be made with respect to any representation or warranty after the expiration of the applicable survival period described in Section 9.3. No claim for indemnification under Section 7
(a) may be made by a party unless the aggregate of all claims made by such party exceeds Fifty Thousand Dollars ($50,000) and then only for amounts in excess of such $50,000.

         8.       Environmental Matters.

         8.1 Indemnification. Seller shall defend, indemnify and hold harmless Buyer Indemnitees against Damages which arise from or in connection with Environmental Liabilities under Environmental Laws that result from (a) any occurrence, or condition at, on, in or under any property of TEC, whether apparent or not, arising during the ownership of or operation by TEC before the Closing Date, (b) any occurrence or condition caused by the act of Seller, its employees, agents or assigns, or (c) Seller's breach of, or noncompliance with, any representation, warranty or covenant under this Agreement, occurring or existing prior to the Closing Date whether or not in respect of a matter which is apparent (i) that violates any Environmental Law; (ii) that triggers an Environmental Cleanup obligation under any Environmental Law; (iii) that otherwise requires compliance with any Environmental Law; or (iv) that otherwise requires resolution of any third party or governmental claim based on any Environmental Law, or is otherwise a claim relating to health, safety, the environment or occupational health and safety of individuals.

         Buyer shall defend, indemnify and hold harmless Seller Indemnitees against all Damages which arise from or in connection with Environmental Liabilities under Environmental Laws that result from (a) any occurrence or condition at, on, in or under any property of TEC, other than any condition arising on or prior to the Closing Date, caused by the operations of TEC after the Closing Date, (b) any occurrence or condition caused by the willful or negligent act of Buyer, its employees, agents or assigns, or (c) Buyer's breach of, or noncompliance with, any obligation under this Agreement occurring or existing after the Closing Date (i) that violates any Environmental Law; (ii) that triggers an Environmental Cleanup obligation under any Environmental Law;
(iii) that otherwise requires compliance with any Environmental Law; or (iv) that otherwise requires resolution of any third party or governmental claim based on any Environmental Law, or is otherwise a claim relating to health, safety or the environment.

         To the extent the indemnities provided for in the prior paragraphs of this Section 8.1 both apply to an Environmental Liability, the parties' respective obligations shall be prorated on an equitable basis.

         "Controlled Materials" shall mean any substance, material, or item, in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, fuels, by products, ash, or other substances that are regulated by or form the basis of liability under any Environmental Law, including, without limitation, hazardous waste, hazardous substances, pollutants, contaminants, asbestos, polychlorinated biphenyls ("PCBs"), petroleum (including, but not limited to, crude oil, petroleum-derived substances, waste, breakdown, or decomposition products thereof, or any fraction thereof), coal and any waste, breakdown, or decomposition product thereof, natural gas and any waste, breakdown or decomposition product thereof, and radioactive substances.

         "Environmental Cleanup" shall mean all actions or measures required by Environmental Laws, applicable permits, final governmental orders, or final court orders, or resulting from third-party claims to contain, remove, remedy, clean up, respond to, treat, abate or address any on site or off site disposal, deposit, emission, discharge, release or threatened release of Controlled Materials (including, without limitation, any associated natural resource damages), from, at, on, in, under, originating at, migrating from, or otherwise related to a relevant site, including without limitation, the costs of investigation, monitoring, study, assessment, legal representation, and expert advice, consultants' fees, settlement and cost recovery.

         "Environmental Laws" shall mean all federal, provincial or local laws relating to the environment, natural resources, health, safety, or the regulation of or contamination by Controlled Materials; (ii) all regulations, permits, orders, decrees, binding agreements, and other binding obligations relating to the administration of such federal, provincial and local laws; and
(iii) all common-law requirements that relate to the environment, natural resources, health, safety, or the regulation of or contamination by Controlled Materials.

         "Environmental Liabilities" shall mean any losses, damages, claims, suits, costs, expenses, liabilities, fines and sanctions of every kind (including, without limitation, reasonable attorneys' fees, court costs and costs of investigation) relating to matters regulated under Environmental Laws, or environmental conditions, situations, circumstances, events or incidents on, at or concerning, originating at or relating to TEC's operations arising directly or indirectly from (i) the use, transportation, generation, handling, storage, treatment, recycling, reclamation, disposal, emission, discharge, spill, leak, injection, escape, dumping, release or threatened release in any work place or to the air, land, surface waters, ground waters or other environmental medium on or off site of any Controlled Materials, (ii) any Environmental Cleanup, or
(iii) the cost of complying with any Environmental Law. Environmental Liabilities may arise from, among other things, common law actions.

         9. Gas Turbine Maintenance. After the Closing, for purposes of maintaining the gas turbines of TEC, TEC shall have the right to participate in and have access to any Trigen Energy Corporation gas turbine maintenance program. Buyer shall have TEC reimburse Trigen Energy Corporation's direct costs in connection with such participation which shall otherwise be on the same general terms and conditions applicable to TEC prior to the Closing. It is understood and agreed that this right of participation shall not be exercised in any way which would adversely affect Trigen Energy Corporation or its Affiliates. TEC and Trigen Energy Corporation shall coordinate the scheduling of TEC's participation to avoid disruption.

         10.      Miscellaneous.

         10.1. Expenses. Seller and Buyer each shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby, whether or not the Closing shall occur.

         10.2. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as the other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

         10.3. Survival of Representations and Warranties. All representations, warranties and covenants made hereunder by either party shall survive the execution and delivery of this Agreement and the payment for and delivery of the Seller Shares sold hereunder until the eighteen (18) month anniversary of the Closing Date; provided that the representations in Section 3.13 and the indemnities in Section 7 (b) regarding Taxes, shall survive for the applicable tax statute of limitations period and the environmental warranties in Section
3.9 (b) and the environmental indemnities under Section 8.1 shall survive for three (3) years from the date of this Agreement and the representations regarding title contained in Section 3.10 and the indemnity contained in Section 7 (c) (v) shall survive for eighteen (18) months from the date of this Agreement.

         10.4. Corporate Name. Within thirty (30) days of the payment of the promissory note referred to in this Agreement, Buyer shall change the name of TEC to a name which does not contain the word "Trigen", and shall remove all signs and destroy all sales or promotional literature which contains the word "Trigen".

         10.5. Assignment; Successors and Assigns. This Agreement may not be assigned by either party except to an Affiliate (assignors continue to be bound). All covenants and agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective heirs, executors, legal representatives, successors and permitted assigns of the parties hereto whether so expressed or not.

         10.6. Headings. The descriptive headings of the several paragraphs and sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         10.7. Counterparts. This Agreement may be executed with counterpart signature pages or in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         10.8. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent as closely as possible in a mutually acceptable manner.

         10.9. Notices. Except as otherwise provided below, all notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered by hand, (ii) when received by the addressee if sent by Express Mail, Federal Express or other express delivery service, or (iii) when sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed by certified mail, return receipt requested, as follows (or to such other addresses, telex numbers and telecopier numbers as a party may designate as to itself by notice to the other parties):

         Seller: Trigen Energy Corporation, One Water Street, White Plains, New York 10601, Attention: General Counsel; Telephone 914.286.6600, Fax 914.948.9157

         Buyer: US Energy Systems Inc., The Gateway Building, One North Lexington Avenue, 4th Floor, White Plains, New York 10601, Attention General Counsel; Telephone 914.993.6443, Fax 914.993.5190

         10.10. Governing Law; Jurisdiction; Process. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof. Each of Buyer and Seller hereby consents to the non-exclusive jurisdiction of the courts of the State of New York and of the Federal Court of the United States for the Southern District of New York in any action brought in connection with this Agreement except as provided in Section 7(e) hereof.

         10.11 Public Announcements. All media contacts and public announcements by the parties hereto or their Affiliates regarding the matters covered by this Agreement shall be mutually agreed upon by the parties hereto. Notwithstanding the foregoing, the parties hereto and their Affiliates may make such public announcements, reports, filings and disclosures concerning this Agreement and the businesses of the Issuer as may be required by the rules of or any agreement with the SEC, the New York Stock Exchange, Inc. or NASDAQ, provided, that, such disclosing party or Affiliate shall use reasonable efforts to consult with the other party regarding the nature and contents of the contemplated disclosure.

         10.12 Cooperation with Respect to Government Filings and Reports. The Seller and the Buyer agree to provide the other party (without cost to such other party) with access during reasonable business hours and for a reasonable business purpose and such cooperation and information, including, but not limited to, all records, books, contracts, instruments, computer data and other data, including all historical financial and tax information, and personnel with relevant knowledge of such information, as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing, contemplated by this Agreement. Such cooperation and information shall include, without limitation, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any government authority to the appropriate party. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice and shall provide explanation of any documents or information provided hereunder. Seller hereby covenants and agrees that for the one (1) year period commencing the date of this agreement, it will provide Buyer with such information related to TEC and its predecessors (financial and otherwise) in the possession of Seller as Buyer or its affiliates may reasonably request (including without limitation, information that may assist Buyer in its preparation of audited financial statements in accordance with GAAP) so that Buyer may prepare filings with the SEC and other governmental or quasi-governmental authorities (including the NASD and related entities) such reports, registration statements, proxy statements that it is required or that it desires to make with such authorities. All of such information to be provided will be, to the knowledge of Seller, true, correct and complete in all material respects.

         11. Entire Agreement, Amendments. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior written and oral agreements with respect thereto. This Agreement may be waived, changed, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of any waiver, change, discharge or termination is sought.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written above.


                                      TRIGEN-CANADA COMPANY LLC , as Seller

                                   By: /s/  James F. Lowry
                                      -------------------------------------
                                      Name: James F. Lowry
                                     Title: President


                                       USE CANADA ACQUISITION CORP., as Buyer

                                    By: /s/   Goran Mornhed
                                        -------------------------------------
                                         Name:Goran Mornhed
                                         Title: President